EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-196529, 333-279712, and 333-291442) on Form S-8 of our reports dated February 25, 2026, with respect to the consolidated financial statements of DNOW Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

By:	/s/ KPMG LLP
Houston, Texas
February 25, 2026